[GRAPHIC OMITTED]


- PRESS RELEASE -


                                           Contact:     Thorsten Frauenpreiss
                                                        Gunther Braun
                                                        Rofin-Sinar
                                                        734-455-5400
                                                        - or -
                                                        011-49-40-733-63-256



       ROFIN-SINAR REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2003
              SALES AND EARNINGS FOR THE FOURTH QUARTER AND FOR THE
                          FISCAL YEAR AT RECORD LEVELS


Plymouth, MI / Hamburg, Germany, November 6, 2003 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth quarter and fiscal year 2003, which ended September 30, 2003.


FINANCIAL HIGHLIGHTS
(in thousands, except per share data)

                                    Three months ended                            Twelve months ended

                                09/30/03      09/30/02        % Change       09/30/03        09/30/02       % Change

  Net sales                      $74,062       $64,210           + 15%       $257,746        $221,948          + 16%
  Net income                      $4,856        $2,367          + 105%        $15,305          $5,001         + 206%
  Net income
  per common share
  "diluted" basis*                 $0.39         $0.20                          $1.29           $0.43


     *The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 12.3 million and 11.6 million for the fiscal quarters ending September 30, 2003 and 2002, and 11.9 million and 11.6 million for each of the 12 month periods, respectively.

Dr. Peter Wirth, Chairman of the Board and CEO, commented, "We are proud to report record highs in sales and net income for the fourth quarter and fiscal year 2003. This success confirms our overall global business strategy regarding markets and technology in a still fairly difficult business environment."

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

FINANCIAL REVIEW

- Fourth Quarter -
In the fourth quarter ended September 30, 2003, sales were at a record high of $74.1 million, an increase of 15.4% over the comparable period in 2002. Gross profit totaled $27.0 million, or 36.4% of net sales, compared to $22.9 million, or 35.7% of sales, in 2002. Net income amounted to $4.9 million, or 6.6% of net sales, versus $2.4 million, or 3.7% of net sales, in the comparable quarter in 2002. Diluted earnings per share equaled $0.39 based on 12.3 million common shares outstanding.

The weakening of the US-Dollar against the Euro had the effect of increasing net sales by $7.3 million in the current quarter and decreasing net income by $0.2 million.

Net sales of laser products for macro applications were up 37.2% to $41.7 million, from $30.4 million in the fourth quarter of fiscal 2002. Net sales of laser products for marking and micro applications were down slightly by 4.4% to $32.3 million, versus $33.8 million in the fourth quarter of fiscal 2002.

In comparison to the fourth quarter of fiscal 2002, European/Asian sales increased by 19.5%, while North American sales increased by 2.0%.

R&D net expenses in the fourth quarter 2003 totaled $4.9 million, compared to $3.3 million in the fourth quarter of fiscal 2002, representing 6.6% and 5.1% of net sales respectively. Governmental R&D grants accounted for $0.2 million and $0.5 million for the comparable quarters.

- Twelve Months -
For the twelve months ended September 30, 2003, net sales totaled $257.7 million, which is 16.1% above the fiscal 2002 level. Gross profit for the period amounted to $96.3 million (37.4% of net sales), up $17.5 million from $78.8 million (35.5% of net sales) in fiscal 2002. Net income in fiscal 2003 increased by 206% to $15.3 million and resulted in diluted earnings per share of $1.29 based on 11.9 million common shares outstanding.

The weakening of the US-Dollar against the Euro had the effect of increasing net sales by $28.2 million in fiscal 2003 and decreasing net income by $1.2 million.

Net sales of macro laser products increased by 16.5% to $136.7 million, while net sales of lasers for marking and micro applications increased by 15.7% to $121.0 million.

On a geographical basis, Rofin's net sales in North America in fiscal 2003 decreased by 9.5% and totaled $53.2 million, compared to $58.8 million in fiscal 2002. In Europe/Asia, net sales increased by 25.4% to $204.5 million, from $163.1 million in the year ago period.


Order entry for the fourth quarter amounted to $71.1 million, resulting in a backlog of $59.0 million as of September 30, 2003.

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

OUTLOOK

"Given our strong backlog of $59.0 million, we are well prepared for the start of our new fiscal year," Dr. Wirth continued. "We had a record order intake of $71.1 million in the fourth quarter and we experienced a substantial increase in orders for marking and micro applications. We believe this is the first positive sign of a recovery in the semiconductor and electronics industry in the months to come."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 16,000 laser units installed worldwide and serves more than 2,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.


A conference call is scheduled for 11:00 AM EST, today, Thursday, November 6, 2003. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Abbas Qasim at 212-889-4350 or Mark Walter at +44(0) 207 936 0400)

                                      # # #

                               (Tables to follow)

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

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                                           Three months                      Twelve months
                                                              Ended                              Ended

                                                        9/30/03        9/30/02            9/30/03         9/30/02

- Macro                                                 $41,728        $30,444           $136,715        $117,341
- Marking/Micro                                          32,334         33,766            121,031         104,607
Net Sales                                                74,062         64,210            257,746         221,948

Costs of goods sold                                      47,031         41,269            161,465         143,129
                                                        -------         ------            -------         -------
Gross profit                                             27,031         22,941             96,281          78,819
Selling, general and administrative
expenses                                                 14,681         13,222             51,282          46,401
Goodwill and intangibles amortization                       469            989              1,654           3,762
Research and development expenses                         4,896          3,314             18,060          13,249
                                                        -------         ------             ------          ------
Income from operations                                    6,985          5,416             25,285          15,407

Other expenses (income)                                   (224)            870              (151)           2,251
                                                        -------         ------             ------          ------
Income before income tax and
minority interest                                         7,209          4,546             25,436          13,156

Income tax expense                                        2,311          2,008              9,422           7,383
                                                        -------         ------             ------          ------
Income before minority interest                           4,898          2,538             16,014           5,773

Minority interest                                            42            171                709             772
                                                        -------         ------             ------          ------
Net income                                                4,856          2,367             15,305           5,001
                                                        =======         ======             ======          ======
Net income per common share
"basic" basis*                                            $0.41          $0.20              $1.31           $0.43
"diluted" basis**                                         $0.39          $0.20              $1.29           $0.43


     *The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was
     11.9 million and 11.6 million for the fiscal quarters ending September 30, 2003 and 2002, and 11.6 million for both of the 12 month periods, respectively.

     **The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 12.3 million and 11.6 million for the fiscal quarters ending September 30, 2003 and 2002, and 11.9 million and 11.6 million for each of the 12 month periods, respectively.


                                                                     Page 4 of 5
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

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)


                                                               At                  At
                                                            09/30/03             9/30/02

ASSETS
      Cash and cash equivalents                             $44,487               $20,312
      Trade accounts receivable, net                         64,548                58,274
      Inventories net                                        86,738                74,290
      Other current assets                                    8,736                11,016
              Total current assets                          204,509               163,892
      Net property and equipment                             27,692                24,689
      Other non-current assets                               59,285                52,234
              Total non-current assets                       86,977                76,923

              Total assets                                 $291,486              $240,815

LIABILITIES AND STOCKHOLDERS' EQUITY
      Short-term debt                                        35,547                22,544
      Accounts payable, trade                                12,476                12,798
      Other current liabilities                              57,494                46,889
              Total current liabilities                     105,517                82,231
      Long-term debt                                         33,285                40,591
      Other non-current liabilities                          12,098                 9,575
              Total liabilities                             150,900               132,397

              Net stockholders' equity                      140,586               108,418

              Total liabilities and stockholders' equity   $291,486              $240,815


The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as increased sales to the semiconductor and electronics industry and the possibility to react fast on future market demands is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.


                                      # # #

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